Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Initiates AZ-104 (Staccato® Loxapine) Phase 2b Clinical Trial
in Patients with Migraine Headaches
Mountain View, California — January 20, 2009 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has initiated a Phase 2b clinical trial with AZ-104 (Staccato loxapine) in patients with migraine headaches. AZ-104 is a lower-dose version of AZ-004 (Staccato loxapine), Alexza’s lead product candidate that is in late Phase 3 clinical development for the acute treatment of agitation in patients with schizophrenia or bipolar disorder. The Company has previously announced positive results in two Phase 3 trials of AZ-004 and expects to submit a New Drug Application for AZ-004 in early 2010. AZ-104 and AZ-004 are being developed through Symphony Allegro, a product development partnership formed between Alexza and Symphony Capital, LLC.
The AZ-104 Phase 2b clinical trial is an outpatient, multi-center, randomized, double-blind, single-dose, placebo-controlled study in approximately 360 patients who have migraines, with or without aura. Three doses will be evaluated in the clinical trial, placebo and two doses of AZ-104 (1.25 and 2.5 mg). The primary efficacy endpoint for the trial is headache pain relief at 2 hours post-dose, using the standard 4-point rating scale (International Headache Society). Secondary efficacy endpoints for the trial include pain relief and other symptom assessments at various time points. Safety evaluations will also be made throughout the clinical trial period.
“We previously announced initial results with AZ-104 in an in-clinic setting, showing its positive effect treating pain and other key symptoms of migraine headache,” said Thomas B. King, Alexza President and CEO. “We believe the potential value of the non-invasive nature and rapid onset of pharmacological action provided by our Staccato system is well-suited for migraine pain relief in the outpatient setting. Data from this outpatient clinical trial will guide our future development plans for AZ-104 for the treatment of migraine headaches.”
About Acute Migraine Headaches
According to the National Headache Foundation, approximately 13 million people in the United States have been diagnosed with migraine headaches. Acute migraine headaches occur often, usually one to four times a month. Of the estimated 29.5 million migraine sufferers (including diagnosed and undiagnosed sufferers), there are at least two groups of potential patients for whom Alexza believes that AZ-104 could be effective and safe in comparison to triptans, which are the most commonly used class of therapeutics for treating migraine. Many migraine sufferers who do take triptans have an insufficient therapeutic response to these medications. In addition, according to the package inserts for triptans, they are contraindicated in patients with cardiovascular diseases, and should not be given to patients with risk factors for coronary artery disease (e.g., hypertension, high cholesterol, cigarette smoking).

About AZ-104 (Staccato loxapine)
AZ-104 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known as dopamine receptor antagonists. The Staccato system technology is a hand-held, chemically-heated, single dose inhaler designed to generate and deliver excipient-free drug aerosol for deep lung delivery that results in IV-like pharmacokinetics.
In March 2008, the Company announced positive initial results of an in-clinic, multi-center, randomized, double-blind, single administration, placebo-controlled Phase 2a proof-of-concept clinical trial in 168 migraine patients with or without aura. Three doses of AZ-104 (1.25, 2.5 and 5 mg) were evaluated against placebo in the clinical trial. Using the 4-point rating scale, the primary efficacy endpoint was pain-relief at 2 hours post-administration. AZ-104 met the primary efficacy endpoint of the clinical trial for the two highest doses of the drug compared to placebo. Pain relief was observed in 76.7% of patients at the 5 mg dose (p=0.02), 79.1% of patients at the 2.5 mg dose (p=0.01) and 67.4% of patients at the 1.25 mg dose (p=0.18), compared to 51.3% of patients receiving placebo. AZ-104 was generally safe and well tolerated in this patient population.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato loxapine (AZ-004 and AZ-104) and Staccato alprazolam (AZ-002). Alexza has granted a license to certain intellectual property rights for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The purchase option expires December 1, 2010.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has five product candidates in clinical development. Alexza’s lead program is AZ-004 (Staccato loxapine) that is being developed for the acute treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive initial results from both of its AZ-004 Phase 3 clinical trials, and is projecting a New Drug Application submission in early 2010. The Company has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine), and it has advanced AZ-104 (Staccato loxapine) into Phase 2b testing, both product candidates being developed for the acute treatment of migraine headache. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential, efficacy and safety of AZ-104. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business”, “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.” and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations”. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King President & CEO 650.944.7634 tking@alexza.com